High Yield Fund
High Yield Fund-Advisor
High Yield Fund-R

Prospectuses dated 10/1/03

Reworded the fundamental policy relating reserve position so that it is clear and more closely reflects the language in the fund's Statement of Additional
Information:

The first sentence of the fundamental policy following "Reserve Position" in the prospectuses was reworded to read:

The fund will normally concentrate 25% or more of its assets in the securities of the banking industry when the fund's position in issues maturing in one year or less equals 35% or more of the fund's total assets.